Exhibit 10.2

DCT INDUSTRIAL TRUST INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

1. Adoption of Plan; Covered Executives. The Board of Directors (the “Board”) of DCT Industrial Trust Inc., with its principal place of business at 518 17th Street, Suite 800, Denver, Colorado 80202 (the “Company”), has determined that this Executive Change in Control and Severance Plan (this “Plan”) should be adopted. The executives and officers of the Company covered by this Plan (each such executive or officer a “Covered Executive” and collectively, the “Covered Executives”) will be those executives and officers selected by the Company, in its sole discretion, who have entered into the letter agreement provided to the Covered Executive by the Company in the form attached hereto as Exhibit I (the “Letter Agreement”). Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Company and the Covered Executive, the Covered Executive shall not have any right to be retained in the employ of the Company.

2. Definitions. The following terms shall be defined as set forth below:

(a) “Accrued Benefit” shall mean any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Covered Executive may be entitled to under any employee benefit plan of the Company.

(b) “Average Bonus” shall mean the average of the annual cash bonuses, if any, for the two years (with respect to which bonuses are determined) prior to the year of termination.

(c) “Base Salary” shall mean the annual base salary rate in effect immediately prior to a Qualified Termination, without giving effect to any decrease in such Base Salary occurring within 90 days of such date that would provide the Covered Executive with the right to resign for Good Reason.

(d) “Cause” shall mean the Covered Executive’s:

(i) conviction of a felony (other than a traffic violation), a crime of moral turpitude, or any financial crime involving the Company; a willful act of dishonesty, breach of trust or unethical business conduct in connection with the business of the Company that has a material detrimental impact on the Company;

(ii) the commission of fraud, misappropriation or embezzlement against the Company; any act or omission in the performance of his duties hereunder that constitutes willful misconduct, willful neglect or gross neglect, in any such case if such action or omission is either material or repeated;

(iii) repeated failure to use reasonable efforts in all material respects to adhere to the directions of the Board or the Chief Executive Officer, or the Company’s policies and practices, after his being informed that he is not so adhering; and

(iv) willful failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his Disability);

provided that the Company shall not be permitted to terminate the Covered Executive for Cause except on written notice given to the Covered Executive at any time following the occurrence of any of the events described in clause (i) or (ii) above and on written notice given to the Covered Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii) or (iv) above (or, if later, the Company’s knowledge thereof).

(e) “Change in Control” shall mean the happening of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and the Covered Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Covered Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding shares of common stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii) any consolidation or merger of the Company resulting in the voting securities of the Company outstanding immediately prior to the consolidation or merger representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than 50% of the combined voting power of the securities of the surviving entity or its parent outstanding immediately after such consolidation or merger; or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Covered Executive” shall have the meaning set forth in Section 1 hereof. As of the adoption of this Plan the Covered Executives shall include the President, Chief Financial Officer, General Counsel, all Managing Directors and all Executive Vice Presidents.

(h) “Disability” shall mean the circumstance whereby the Covered Executive becomes disabled by virtue of ill health or other disability and is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period in the reasonable opinion of a qualified physician chosen by the Company and reasonably acceptable to the Covered Executive.

(i) “Good Reason” shall mean, unless otherwise consented to in writing by the Covered Executive:

(i) the material reduction of the Covered Executive’s authority, duties and responsibilities, or the assignment to the Covered Executive of duties materially inconsistent with the Covered Executive’s position or positions with the Company;

(ii) a reduction in the Covered Executive’s Base Salary, or a reduction in the Target Bonus or target annual equity award applicable to the Covered Executive (except for a material reduction in Target Bonus or target annual equity award that is part of a Company program to reduce “general and administrative” expenses due to business conditions which reduction is applied to other senior officers generally; provided that such reduction is before the occurrence of a Change in Control);

(iii) the relocation of the Covered Executive’s office by more than 30 miles; or

(iv) any material breach by the Company of any provision of this Plan.

Notwithstanding the foregoing, (x) Good Reason (A) shall not be deemed to exist unless the Covered Executive gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing this Plan within 45 days after the time at which the event or condition first occurs or arises (or, if later, was discovered or should have been discovered by the Covered Executive) and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Covered Executive’s employment for Cause; and (y) if there exists (without regard to the following clause (A)) an event or condition that constitutes Good Reason, (A) the Company shall have 45 days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and (B) if the Company does not cure such event or condition within such 45-day period, the Covered Executive shall have one business day thereafter to give the Company notice of termination of employment on account thereof (specifying a termination date no later than ten days from the date of such notice of termination).

(j) “Pro-Rata Bonus” shall mean the Covered Executive’s Target Bonus for the year of termination multiplied by a fraction (x) the number of which is the number of days in the calendar year up to the Date of Termination and (y) the denominator of which is 365.

(k) “Qualified Termination” shall mean any of the following events: (i) termination by the Company of the employment of the Covered Executive for any reason other than for Cause, death or Disability; or (ii) termination by the Covered Executive for Good Reason. Notwithstanding the foregoing, a Qualified Termination shall not be deemed to have occurred herein solely as a result of the Covered Executive being an employee of any direct or indirect successor to the business or assets of the Company.

(l) “Target Bonus” shall mean the Covered Executive’s target annual cash bonus as determined by the Company for the year of termination (or prior year, if a target has not yet been set for the year of termination).

3. Termination Benefits.

(a) Death. If a Covered Executive dies while being covered under this Plan, the Company shall pay or provide to the Covered Executive’s estate or beneficiaries his Accrued Benefit and Pro-Rata Bonus. Such payment shall be made within the time required by law but in no event more than 30 days after the Covered Executive’s death. Any equity awards with time-based vesting held by the Covered Executive at the time of death shall become fully vested and nonforfeitable, and any equity awards with performance-based vesting shall remain outstanding and shall be earned in accordance with their terms based on performance, but without any further vesting based on service.

(b) Disability. If a Covered Executive’s employment is terminated on account of Disability while being covered under this Plan, the Company shall pay or provide to the Covered Executive his Accrued Benefit within the time required by law but in no event more than 30 days after the Covered Executive’s Date of Termination. In addition, in such event, subject to the Covered Executive executing and delivering to the Company a separation agreement containing, among other provisions, a general release of claims in favor of the Company which does not require the release of any payment rights under this Plan or any rights to indemnification under the Company’s indemnification policy, confidentiality, return of property, non-disparagement and cooperation provisions (the “Separation Agreement and Release”), and the expiration of any revocation period with respect to such Separation Agreement and Release no later than 28 days following the Covered Executive’s Date of Termination, (i) the Covered Executive shall be entitled to receive his Pro-Rata Bonus on the 30th day after his Date of Termination; and (ii) on the 30th day following the Date of Termination, any equity awards with time-based vesting held by the Covered Executive at the time of his termination of employment shall become fully vested and nonforfeitable, and any equity awards with performance-based vesting shall remain outstanding and shall be earned in accordance with their terms based on performance, but without any further vesting based on service. Subject to the Covered Executive’s execution of the Separation Agreement and Release and the expiration of the related revocation period, any termination or forfeiture of unvested equity awards eligible for acceleration of vesting pursuant to this

Section 3(b) that otherwise would have occurred on or within 30 days after the Covered Executive’s Date of Termination will be delayed until the 30th day after the Covered Executive’s Date of Termination (but, in the case of any stock option, not later than the expiration date of such stock option specified in the option agreement with the Covered Executive) and will occur only to the extent such equity awards do not vest pursuant to this Section 3(b).

(c) Qualified Termination Not Related to a Change in Control. If a Qualified Termination occurs with respect to a Covered Executive while this Plan remains in effect, the Company shall pay or provide to the Covered Executive his Accrued Benefit within the time required by law but in no event more than 30 days after the Covered Executive’s Date of Termination. In addition, in such event, subject to the execution and delivery to the Company of a Separation Agreement and Release by the Covered Executive and the expiration of any revocation period with respect to such Separation Agreement and Release no later than 28 days following the Covered Executive’s Date of Termination, the Covered Executive shall be entitled to the following payments and benefits:

(i) the sum of his Base Salary and the greater of (x) his Target Bonus or (y) his Average Bonus;

(ii) his Pro-Rata Bonus;

(iii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied (and at such cost to the Covered Executive as would have applied in the absence of such termination) if the Covered Executive remained employed by the Company for a period equal to the earlier of 24 months following the Covered Executive’s Date of Termination or the date the Covered Executive becomes eligible to be covered under another employer group health plan; and

(iv) notwithstanding the vesting schedule otherwise applicable, (1) the Covered Executive shall become vested in all of the Covered Executive’s time-based equity awards as if his employment had continued for an additional 24 months, and (2) any accelerated vesting of the Covered Executive’s performance-based equity awards shall occur in accordance with the terms of the applicable award agreement.

Subject, to the extent applicable, to the six-month delay described in Section 10(a), below, (x) the amounts payable under Section 3(c)(i) and (ii) above shall be paid in a lump sum upon the 30th day after the Date of Termination; and (y) notwithstanding the terms of the existing award agreements otherwise applicable, accelerated vesting described in Section 3(c)(iv) above will occur on the 30th day after the Covered Executive’s Date of Termination. Subject to the Covered Executive’s execution of the Separation Agreement and Release and the expiration of the related revocation period, any termination or forfeiture of unvested equity awards eligible for acceleration of vesting pursuant to Section 3(c)(iv) above that otherwise would have occurred on or within 30 days after the Covered Executive’s Date of Termination will be delayed until the 30th day after the Covered Executive’s Date of Termination (but, in the case of any stock option, not later than the expiration date of such stock option specified in the option agreement with the Covered Executive) and will occur only to the extent such equity awards do not vest pursuant to Section 3(c)(iv) above.

(d) Qualified Termination in Connection with a Change in Control. Notwithstanding the foregoing, if a Qualified Termination occurs with respect to a Covered Executive in connection with or within 12 months following a Change in Control while this Plan remains in effect, subject to Section 16, the Company shall pay or provide to the Covered Executive his Accrued Benefit within the time required by law but in no event more than 30 days after the Covered Executive’s Date of Termination. In addition, in such event, subject to the execution and delivery to the Company of a Separation Agreement and Release by the Covered Executive and the expiration of any revocation period with respect to such Separation Agreement and Release no later than 52 days following the Covered Executive’s Date of Termination, the Covered Executive shall be entitled to receive the following payments and benefits in lieu of any amounts payable under Section 3(c):

(i) two times the sum of his Base Salary and the greater of (x) his Target Bonus or (y) his Average Bonus;

(ii) his Pro-Rata Bonus; and

(iii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied (and at such cost to the Covered Executive as would have applied in the absence of such termination) if the Covered Executive remained employed by the Company for a period equal to the earlier of 24 months following the Covered Executive’s Date of Termination or the date the Covered Executive becomes eligible to be covered under another employer group health plan.

Subject, to the extent applicable, to the six-month delay described in Section 10(a) below, the amounts payable under Section 3(d)(i) and (ii) shall be paid in a lump sum on the 52nd day after the Date of Termination.

(e) Change in Control. Without duplication of the foregoing, upon a Change in Control at any time while the Covered Executive remains a Covered Executive under this Plan, then, without limiting the payments and benefits to which the Covered Executive may be entitled under Section 3(d) in accordance with the terms (but without duplication thereof), all outstanding unvested equity awards subject to time-based vesting conditions (but not performance-based conditions, which shall remain in effect subject to the terms thereof) shall fully vest and shall become immediately fully vested and nonforfeitable.

(f) Notwithstanding anything herein, if the Covered Executive breaches any of the provisions of the Restrictive Covenants set forth in this Plan, all payments and benefits described in this Section 3 shall immediately cease and the Company shall have the right to terminate or recoup the payments and benefits previously provided pursuant to this Section 3.

4. Additional Limitation.

(a) Anything in this Plan to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company or its affiliates to or for the benefit of a

Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Compensatory Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision), then the Covered Executive’s Compensatory Payments shall be reduced (but not below zero) so that the sum of all of the Covered Executive’s Compensatory Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Compensatory Payments were not subject to such reduction. In such event, the Covered Executive’s Compensatory Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) For purposes of this Section 4, the “After Tax Amount” means the amount of the Covered Executive’s Compensatory Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of such Compensatory Payments. For purposes of determining the After Tax Amount, each Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Covered Executive’s residence on the Qualified Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in a Covered Executive’s Compensatory Payments shall be made pursuant to Section 4(a) shall apply to the Covered Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Qualified Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

5. Restrictive Covenants. Through acceptance of the Letter Agreement, each Covered Executive acknowledges that (i) the principal business of the Company (which, for purposes of this Section 5 (and any related enforcement provisions hereof), expressly includes its successors and assigns), is any commercial activity comprising any one or more of the ownership, acquisition, development or management of industrial real estate (the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is currently national in scope within the United States; (iv) the Covered Executive’s work for the Company will give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Covered Executive contained in this Section 5 are essential to the business and goodwill of the Company; and (vi) the Company would not have extended the benefits of this Plan to the Covered Executive but for the covenants and agreements set forth in this Section 5. Accordingly, by entering into the Letter Agreement, the Covered Executive covenants and agrees that:

(a) While employed by the Company, the Covered Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its Controlled Affiliates, all confidential matters relating to the Company’s Business and the business of any of its Controlled Affiliates and to the Company and any of its Controlled Affiliates, learned by the Covered Executive heretofore or hereafter directly or indirectly from the Company or any of its Controlled Affiliates, including, without limitation, information with respect to (i) sources and non-public methods of raising capital, (ii) non-public information related to joint ventures, institutional funds and the partners or other investors therein, and (iii) any other material, non-public information (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except (w) with the Company’s express written consent, (x) Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Covered Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, (y) as required by law or legal process (provided that the Covered Executive shall give the Company reasonable prior written notice of disclosure under this clause (y)), and (z) for disclosures to counsel in the context of seeking legal advice where counsel agrees, for the benefit of the Company, to be bound by the restrictions of this sentence.

(b) During the Covered Executive’s employment and through the end of the one-year period commencing with the Covered Executive’s Date of Termination, the Covered Executive shall not, without the Company’s prior written consent, directly or indirectly (i) solicit or encourage to leave the employment or other service of the Company, or any of its Controlled Affiliates, any employee or independent contractor of the Company where the independent contractor performs (or in the prior year has performed) a substantial portion of his services for the Company; (ii) hire (on behalf of the Covered Executive or any other person or entity) any employee or independent contractor of the Company, where the independent contractor performs (or in the last year of service to the Company has performed) a substantial portion of his services for the Company, who has left the employment or other service of the Company or any of its Controlled Affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its Controlled Affiliates; (iii) intentionally interfere with the Company’s or any of its Controlled Affiliates’ relationship with, or endeavor to entice away from the Company or any of its Controlled Affiliates, any person who during the Covered Executive’s employment with the Company is or was a tenant, co-investor, co-developer, joint venturer or other customer of the Company or any of its Controlled Affiliates; or (iv) publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its Controlled Affiliates, or in any way adversely affecting or otherwise maligning the Business or reputation of the Company or any of its Controlled Affiliates (provided that nothing in this sentence is intended to prevent the Covered Executive from including in his pleadings or from his testimony any truthful matter to the extent necessary to defend against any claim by the Company or a third party against the Covered Executive, or to prosecute any claim against the Company for a breach of this Agreement).

(c) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Covered Executive or made available to the Covered Executive concerning the business of the Company or its Controlled Affiliates, (i) shall at all times be the property of the Company (and, as applicable, any Controlled Affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Covered Executive’s termination of employment, shall be immediately returned to the Company.

(d) During and after the Covered Executive’s employment, the Covered Executive shall cooperate reasonably with the Company in the defense or assertion of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Covered Executive was employed by the Company, other than any such claims or actions which may be brought in the future against the Company by the Covered Executive. The Covered Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Covered Executive’s employment, the Covered Executive also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Covered Executive was employed by the Company. The Company shall not utilize this Section 5(d) to require the Covered Executive to make himself available to an extent that would unreasonably interfere with full-time employment responsibilities that the Covered Executive may have. The Company shall reimburse the Covered Executive for any pre-approved reasonable out of pocket expenses incurred in connection with the Covered Executive’s performance of obligations pursuant to this Section 5(d) within ten business days after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. In addition, for all time that the Covered Executive reasonably expends at the request of the Company in cooperating with the Company or any of its affiliates pursuant to this Section 5(d) where the Covered Executive is no longer employed by the Company, the Company shall compensate the Covered Executive at a per hour rate equal to the sum of (A) Annual Salary in the Covered Executive’s last fiscal year of employment plus (B) the Covered Executive’s Target Bonus for the last fiscal year of employment for which such a bonus was determined, divided by 2,000; provided that the Covered Executive’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials. All such compensation will be paid on a monthly, or, at the option of the Company, more frequent basis, within ten business days after receipt of a detailed invoice, in a form reasonably satisfactory to the Company, documenting the time spent by the Covered Executive cooperating with the Company.

6. Rights and Remedies upon Breach. The Covered Executive acknowledges and agrees that any breach by him of any of the provisions of Section 5 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Covered Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5, the Covered Executive shall forfeit his right to benefits under the Plan. To the extent the Covered Executive has received a benefit under the Plan, the Company shall have the right to recover such benefit. The Company and its Controlled

Affiliates shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company and its Controlled Affiliates under law or in equity (including, without limitation, the recovery of damages), the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Covered Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

7. Arbitration of Disputes. Any dispute or controversy arising under or in connection with this Plan or the Covered Executive’s employment by the Company shall be settled exclusively by arbitration, conducted by a single arbitrator sitting in Denver, Colorado in accordance with the Colorado law and the procedures of the National Arbitration Association before a single arbitrator. The determination of the arbitrator shall be conclusive and binding on the Company (or its Controlled Affiliates, where applicable) and the Covered Executive and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear all the costs of any arbitration, and each party will bear its own attorney’s fees and costs.

8. Enforcement, Jurisdiction and Governing Law. The provisions of this Plan and each Letter Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Plan is intended to be a top-hat severance plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent not preempted by federal law, this Plan and each Letter Agreement (including the Restrictive Covenants) shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Colorado, without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of Colorado. The Company and each Covered Executive intend to and hereby consent to and confer exclusive personal jurisdiction and venue to enforce the Restrictive Covenants set forth in Section 5 upon the state and federal courts located in the State of Colorado.

9. Claims Procedure.

(a) If a Covered Executive asserts a right to a benefit under the Plan which has not been received, the Covered Executive must file a claim for such benefit with the Board on forms provided by the Board. The Board shall render its decision on the claim within 90 days after its receipt of the claim.

If special circumstances apply, the 90-day period may be extended by an additional 90 days; provided, written notice of the extension is provided to the Covered Executive during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Board expects to render its decision on the claim.

If the Board wholly or partially denies the claim, the Board shall provide written notice to the Covered Executive within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv) a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures; and

(v) a statement of the Covered Executive’s right to bring a civil action under Section 502(a) of ERISA if the claim denial is appealed to the Board and the Board fully or partially deny the claim.

(b) A Covered Executive whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Board may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Board. In connection with such appeal and upon request by the Covered Executive, a Covered Executive may review (or receive free copies of) all documents, records or other information relevant to the Covered Executive’s claim for benefit, all in accordance with such procedures as the Board may establish. If a Covered Executive fails to file an appeal within such 60-day period, he shall have no further right to appeal.

(c) A decision on the appeal by the Board shall include a review by the Board that takes into account all comments, documents, records and other information submitted by the Covered Executive relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Board shall render its decision on the appeal not later than 60 days after the receipt by the Board of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days; provided, written notice of the extension is provided to the Covered Executive during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Board expects to render its decision on the claim on appeal.

If the Board wholly or partly denies the claim on appeal, the Board shall provide written notice to the Covered Executive within the time limitations of the immediately preceding paragraph. Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Plan on which the denial is based;

(iii) a statement of the Covered Executive’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Covered Executive’s claim for benefits; and

(iv) a statement of the Covered Executive’s right to bring a civil action under Section 502(a) of ERISA.

(d) As used in this Section 9 and Section 10, the term “Board” means the Board of Directors of the Company or, at the Board’s option and delegation, the Compensation Committee of the Board of Directors of the Company.

10. Plan Administrator. For purposes of ERISA, the Board is the “plan administrator” of the Plan. As such, the Board is hereby vested with all powers and authority necessary in order to carry out its duties and responsibilities in connection with the administration of the Plan as herein provided, and is authorized to make such rules and regulations as it may deem necessary to carry out the provisions of the Plan. As “plan administrator,” the Board shall determine any question arising in the administration, interpretation and application of the Plan, including the determination of factual matters; and the decision of the Board shall be conclusive and binding on all persons.

11. Withholding. All payments made under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12. Section 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.

(b) It is intended that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13. Notice and Date of Termination.

(a) Notice of Termination. After the occurrence of a Termination Event, such event shall be communicated by written Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 13. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Covered Executive’s Date of Termination.

(b) Date of Termination. “Date of Termination,” with respect to any purported termination of a Covered Executive’s employment, shall mean the date the Covered executive’s employment terminates, as specified in the Covered Executive’s Notice of Termination.

(c) Notice to the Company. Covered Executive will send all communications to the Company relating to this Plan, in writing, by hand delivery or by registered or certified mail, postage prepaid, addressed as follows, subject to change when notified by the Company:

DCT Industrial Trust Inc.

518 17th Street, Suite 800

Denver, CO 80202

(d) Notice to the Covered Executive. The Company will send all communications to the Covered Executive, relating to this Plan, in writing, addressed to the Covered Executive at the last address the Covered Executive has filed in writing with the Company.

14. No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Covered Executive to the Company, or otherwise.

15. Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a Qualified Termination but prior to the completion by the Company of all payments due the Covered Executive under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to the Covered Executive’s death (or to the Covered Executive’s estate, if the Covered Executive fails to make such designation).

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company benefit plans, programs or policies.

18. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time for any reason, provided that the provisions of Sections 5, 6, 7 and 8 of this Plan shall survive the termination of this Plan and provided that the provisions of Sections 5, 6, 7 and 8 of this Plan may not be amended in a manner that adversely affects any Covered Executive without his prior written consent. The Company shall provide reasonable notice to affected Covered Executives in the event of any such amendment or termination. Notwithstanding the foregoing, a Covered Executive’s rights to receive payments and benefits pursuant to this Plan in connection with a Qualified Termination occurring in connection with or within 12 months following a Change in Control may not be adversely affected, without the Covered Executive’s consent, by an amendment or termination of this Plan occurring within 12 months before or after the Change in Control.

19. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) in a Change in Control to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place and failure to so expressly assume and agree to perform shall be a material breach of this Plan.

Adopted: As of October 9, 2015

EXHIBIT I

LETTER AGREEMENT

[DCT Letterhead]

October 9, 2015

Dear [Covered Executive]:

We are pleased to inform you that the Board of Directors of DCT Industrial Trust Inc. (the “Company”) has determined that you are eligible to participate in the DCT Industrial Trust Inc. Executive Change in Control and Severance Plan (the “Plan”) as a Covered Executive, subject to the terms and conditions of the Plan. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are detailed in the copy of the Plan that is attached as Exhibit A to this Letter Agreement, and those terms are incorporated in and made a part of this Letter Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance benefits in the event that your employment with the Company terminates under certain circumstances. By signing this Letter Agreement and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and in particular the confidentiality, non-solicitation, non-disparagement and arbitration requirements set forth in Sections 5 and 7 of the Plan (collectively the “Restrictive Covenants”) during your employment and, to the extent required by the Restrictive Covenants, after your employment ends regardless of the reason for the ending of such employment.

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in all respects any and all prior agreements between you and the Company concerning such subject matter, including any employment agreement or change in control agreements.

By signing below, you agree to the terms and conditions of the Plan and acknowledge (i) your participation in the Plan, (ii) that you have received and read a copy of the Plan, (iii) that you agree that any termination benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and you agree to such terms, conditions, (iv) that the Company may amend or terminate the Plan at any time, and (v) that the Restrictive Covenants shall survive and continue to apply notwithstanding any amendment or termination of the Plan (or the benefits to be provided thereunder) in the future.

Congratulations on being selected to participate in the Plan.

DCT INDUSTRIAL TRUST INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED

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